Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated November 13, 2014, with respect to the financial statements of QS Batterymarch Global Dividend Fund (formerly Legg Mason Batterymarch Managed Volatility Global Dividend Fund), a series of Legg Mason Partners Equity Trust, as of September 30, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Legg Mason Partners Equity Trust.

New York, New York

April 8, 2015